Exhibit 99.1

January 26, 2007

Dear Shareholder,

There is a discussion of our most recent quarterly performance in our current earnings release which is enclosed. During the fourth quarter of 2006 we saw some positive trends in the business fundamentals which drive our income statement performance.

We have been impacted as have many other banks throughout the country by narrowing net interest margins due to rising deposit costs. At this same time competition is limiting our ability to price our loans appropriately. With the Fed holding short term interest rates steady we saw our margin bottom out in the second quarter of 2006 at 2.84% and begin to widen again in the 3rd and 4th quarters. Net interest income for the fourth quarter was up $195,000 or 5% from the third quarter. Our goal going forward is to focus on steps to continue expanding our margins.

We have seen positive improvement in our non-interest income during the quarter as well as for the year as a whole. We did restructure a portion of our investment portfolio by selling $7.4 million in lower yielding securities and investing the proceeds in higher yielding assets which should assist in improved margins and interest income in 2007.

We saw the need early in 2006 to take steps to adjust to lower interest margins and so we undertook numerous steps to gain efficiencies throughout the organization. This will continue in 2007 although health care costs remain a great unknown at this point.

We have also been focusing on changing our loan mix by placing more emphasis on commercial growth versus residential mortgages. A significant portion of the increase in loans in 2006 was composed of commercial business. At this same time we continue to emphasize that the assets we put on the books are done so in a manner which fits our risk profile.

During the fourth quarter we also opened two new banking facilities. A new location in Rockland replaced an older branch and has given us improved visibility and customer access. We also transformed our Camden location into a commercial business branch with loan, deposit and check cashing capabilities but at considerably lower cost than a traditional branch.

Thank you for your continued support.

/s/ Peter A. Blyberg

Peter A. Blyberg
President & Chief Executive Officer

NEWS RELEASE

January 26, 2007

Union Bankshares Reports Year-End Results and 5% Increase in Fourth Quarter Earnings Per Share

Ellsworth, Maine- Union Bankshares, Inc., (the "Company") (UNBH.OB) the parent company of Union Trust Company (the "Bank"), today announced net income for the three months ended December 31, 2006 of $1.1 million, representing an increase of $24,000, or 2%, when compared to $1.1 million for the three months ended December 31, 2005. Earnings per share for the three months ended December 31, 2006 were $1.03, an increase of 5%, compared to $.98 per share for the same three month period last year. For the twelve months ended December 31, 2006, net income was $3.8 million compared to $4.7 million for the prior year. Earnings per share were $3.50 for 2006 compared to $4.28 in 2005.

Net interest income for the three months ended December 31, 2006 was $3.8 million, up $195,000, or 5%, from the third quarter of 2006 and essentially unchanged compared to the same period a year ago. The Company's net interest margin for the fourth quarter was 3.02%, an increase of 14 basis points from the third quarter of 2006 and a decrease of 20 basis points from the fourth quarter of 2005. Net interest income for the twelve months ended December 31, 2006 decreased $1.1 million, or 7%, from the same period in 2005. The net interest margin for the twelve months ended December 31, 2006 was 3.00% compared to 3.41% for the twelve months ended December 31, 2005. The Company's continued ability to generate solid loan growth has served to partially offset the effects of a declining net interest margin as average outstanding loans increased approximately $32.0 million, or 9%, during 2006.

Non-interest income, excluding securities losses totaling $112,000, amounted to $1.6 million for the fourth quarter of 2006, an increase of $117,000, or 8%, compared to the fourth quarter of 2005. For the twelve months ended December 31, 2006, non-interest income, excluding securities transactions, totaled $6.1 million compared to $5.7 million for 2005, an increase of $400,000, or 7%. During the fourth quarter of 2006, the Company sold $7.4 million of investment securities, which resulted in a loss of $112,000. The proceeds from the sale were reinvested into higher yielding securities which will produce greater earnings beginning in 2007. Financial service fees and commissions increased $67,000, or 11%, and $132,000, or 6%, for the three and twelve months ended December 31, 2006, respectively, compared to the same periods in 2005, due to continued increases in new business volume and growth in managed assets. Bankcard fees increased $14,000, or 17%, and $47,000, or 15%, for the three and twelve months ended December 31, 2006, respectively, compared to the same periods in 2005, due to increased debit card interchange revenue. Other income also increased $39,000 and $189,000 for the three and twelve months ended December 31, 2006, respectively, compared to the same periods in 2005, due primarily to higher levels of mortgage banking income.

Non-interest expense decreased $173,000, or 4%, fourth quarter to fourth quarter and increased $429,000, or 3%, for the twelve months ended December 31, 2006. The decrease from the comparative quarter in 2005 was due to lower salaries and employee benefits of $236,000, or 10%, due to decreased health insurance benefits costs resulting from favorable claims experience, staff reductions and lower levels of incentive compensation. The year over year increase was primarily related to an increase in advertising and promotional costs in connection with the Bank's new branding efforts and an increase in salaries and employee benefits of approximately 1%.

The Company's total assets amounted to $551.0 million at December 31, 2006, an increase of $21.1 million, or 4%, over December 31, 2005. The increase in total assets is primarily attributable to continued growth of the Bank's loan portfolio, with total loans increasing $14.3 million, or 4%, from one year ago. Specifically, the Company's commercial real estate portfolio continued to expand, increasing by $10.7 million, or 16%, from 2005. Residential real estate loans also achieved healthy growth with outstanding balances rising by $7.3 million, or 3%.

Total deposits increased $12.8 million, or 4%, to $347.8 million at December 31, 2006, compared to December 31, 2005. Borrowings from the Federal Home Loan Bank, combined with customer repurchase agreements and junior subordinated debt securities, increased $7.1 million, or 5%.

Shareholders' equity at December 31, 2006 totaled $41.6 million, or 8% of total assets, and the Company continued to exceed regulatory requirements for well capitalized institutions.

Forward Looking Statements

This release contains "forward-looking statements" which may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated" and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to:

*	The Company's loan portfolio includes loans with a higher risk of loss.
*	If the Company's allowance for loan losses is not sufficient to cover actual loan losses, earnings could decrease.
*	Changes in interest rates could adversely affect the Company's results of operations and financial condition.
*	The local economy may affect future growth possibilities.
*	The Company depends on its executive officers and key personnel to continue the implementation of its long-term business strategy and could be harmed by the loss of their services.
*	The Company operates in a highly regulated environment, and changes in laws and regulations to which it is subject may adversely affect its results of operations.
*	Competition in the Bank's primary market area may reduce its ability to attract and retain deposits and originate loans.
*

If the Company fails to maintain an effective system of internal control over financial reporting, it may not be able to accurately report financial results or prevent fraud, and, as a result, investors and depositors could lose confidence in the Company's financial reporting, which could adversely affect its business, the trading price of its stock and its ability to attract additional deposits.

*

The Company's Certificate of Incorporation and bylaws may prevent a transaction you may favor or limit growth opportunities, which could cause the market price of the Company's common stock to decline.

*	The Company may not be able to pay dividends in the future in accordance with past practice.

This list of important factors is not exclusive. Any or all of our forward-looking statements in this report and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. The Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events or circumstances.

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Established in 1887, Union Trust Company is a full-service, independent, community bank that is locally owned and operated. From thirteen offices Union Trust provides a variety of banking, brokerage, insurance, retirement, employee benefit, investment, personal trust and financial planning services to individuals, businesses, municipalities, and non-profit organizations along the coast of Maine from Waldoboro to Jonesport. Union Trust takes pride in delivering personalized, responsive service and developing quality, innovative products for its customers. Employing over 150 people, Union Trust has a documented record of consistent earnings growth. Union Trust can be found on the Internet at www.uniontrust.com.

Contact:

Union Bankshares Company
Peter A. Blyberg, (207) 667-2504 x240
President & Chief Executive Officer
pblyberg@uniontrust.com
or
Timothy R. Maynard, (207) 667-2504 x344
Senior Vice President & Chief Financial Officer
tmaynard@uniontrust.com

Union Bankshares Company
Summary Financial Information
(dollars in thousands except per share data)

Consolidated Balance Sheets (unaudited)
For the period ended December 31,
		2006		2005

Assets
Cash and due from banks		$ 11,900		$ 9,725
Investment securities		140,498		140,688
Loans		370,167		355,858
Less: allowance for loan losses		4,255		4,248
Net loans		365,912		351,610
Premises, furniture and equipment, net		8,647		6,220
Other assets		24,018		21,640

Total assets		$550,975		$529,883

Liabilities
Deposits		$347,765		$334,998
Advances from Federal Home Loan Bank		129,729		130,111
Junior subordinated debt securities		8,248		-
Other borrowed funds		16,802		17,584
Other liabilities		6,838		6,615

Total liabilities		509,382		489,308

Total shareholders' equity		41,593		40,575

Total liabilities and shareholders' equity		$550,975		$529,883

Consolidated Statements of Income (unaudited)
	For 3 Months Ended Dec 31,		For 12 Months Ended Dec 31,
	2006	2005	2006	2005

Interest and dividend income	$7,780	$6,671	$29,633	$25,512
Interest expense	3,976	2,873	14,954	9,695

Net interest income	3,804	3,798	14,679	15,817

Recovery of loan losses	-	-	-	(215)

Net interest income after recovery	3,804	3,798	14,679	16,032

Net securities (losses)/gains	(112)	-	(112)	4
Non-interest income	1,609	1,492	6,147	5,747
Non-interest expense	3,781	3,954	15,649	15,220

Income before income taxes	1,520	1,336	5,065	6,563

Income taxes	419	259	1,264	1,816

Net income	$1,101	$1,077	$ 3,801	$ 4,747

Return on average equity	10.68%	10.60%	9.40%	11.61%
Return on average assets	0.78%	0.82%	0.69%	0.91%
Efficiency ratio	69.20%	72.30%	73.03%	68.30%
Book value per share, period end			$39.09	$36.96
Earnings per share	$1.03	$0.98	$ 3.50	$ 4.28
Dividends per share	$0.40	$0.40	$ 1.60	$ 1.60
Weighted average shares	1,071,961	1,099,717	1,084,689	1,109,238